Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-188354

PROSPECTUS

2,185,715 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by certain holders of our shares of common stock. The registration of the shares of our common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. We will receive no proceeds from any sales of the shares of our common stock, but will incur expenses in connection with any offering. See “Selling Stockholders” and “Plan of Distribution.”

The selling stockholders may sell the shares of our common stock offered hereby from time to time on the NYSE MKT or such other national securities exchange or automated interdealer quotation system on which the shares of our common stock are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.

Our common stock is traded on the NYSE MKT under the symbol “TPLM.” On May 1, 2013, the last reported sale price of our common stock on the NYSE MKT was $5.30.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 2 of this prospectus and included in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2013.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should also carefully read the additional information and documents described under “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference into this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and the prospectus supplement, before making an investment decision. Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us” and “our” refer to Triangle Petroleum Corporation and its subsidiaries.

TRIANGLE PETROLEUM CORPORATION

We are an independent energy company focused on the exploration, development and production of unconventional shale oil and natural gas resources in the United States. Our oil and natural gas reserves and operations are primarily concentrated in the Bakken Shale and Three Forks formations of the Williston Basin in North Dakota and Montana. Having identified an area of focus in the Bakken Shale and Three Forks formations that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region.

In our core area of North Dakota and eastern Montana, we are directing resources toward our operated program to develop our approximately 36,000 net acres primarily in McKenzie and Williams Counties, North Dakota. In Roosevelt and Sheridan Counties, Montana, our “Station Prospect” is a largely contiguous position within the thermally mature area of the Williston Basin. Our approximate 50,000 net acre position in the Station Prospect is predominantly operated acreage with an average remaining lease term of two and one half years and provides us with a development area that we believe is scalable for the future.

With a focus on establishing an efficient development model, the Company is utilizing pad drilling, which expedites our operated program while controlling costs and minimizing environmental impact. We also endeavor to use completion, collection and production techniques that optimize reservoir production while also reducing costs. With the completion capacity of RockPile Energy Services, LLC (“RockPile”), our wholly-owned subsidiary, we are positioned to lower our well completion costs and have greater control over drilling and completion schedules. Integrated solutions for water, oil and natural gas transportation and processing are to be provided by our 30% owned affiliate, Caliber Midstream Partners LP (“Caliber”). We expect to reduce the cost and environmental impacts of trucking, reduce or eliminate the emissions generated by the flaring of produced natural gas, and improve the efficiency and reduce the costs of winter and spring operations.

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. On May 10, 2005, we changed our name to Triangle Petroleum Corporation. On November 30, 2012, we changed our state of incorporation from Nevada to Delaware. Our principal executive office is located at 1200 17th Street, Suite 2600, Denver, Colorado 80202 and our telephone number at that address is (303) 260-7125. Our website is www.trianglepetroleum.com. The information on our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves significant risks and should not be made by anyone who cannot afford to lose his or her entire investment. Before deciding to invest in our common stock, you should consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, as filed with the SEC on May 1, 2013, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find Additional Information” on page 5 of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 in Item 1A under “Risk Factors,” and the risks detailed from time to time in our future SEC reports. These forward-looking statements include, but are not limited to, statements about:

•      our future capital expenditures and performance;

•      anticipated drilling and development;

•      drilling results;

•      results of acquisitions;

•      our relationships with our partners;

•      our ability to acquire additional leasehold interests or other oil and natural gas properties;

•      our ability to manage growth in our business;

•      our ability to control properties we do not operate;

•      our ability to protect against certain liabilities associated with our properties;

•      lack of diversification;

•      substantial capital requirements and access to additional capital;

•      our plans for RockPile;

•      our plans for Caliber;

•      competition in the oil and natural gas industry;

•      global financial conditions;

•      oil and natural gas realized prices;

•      seasonal weather conditions;

•      marketing and distribution of oil and natural gas;

•      the influence of our significant stockholders;

•      government regulation of the oil and natural gas industry;

•      potential regulation affecting hydraulic fracturing;

•      environmental regulations, including climate change regulations;

•      uninsured or underinsured risks;

•      defects in title to our oil and natural gas interests;

•      material weaknesses in our internal accounting controls; and

•      foreign currency exchange risks.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and documents incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Triangle Petroleum Corporation. The address of the SEC website is http://www.sec.gov.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file numbers for the documents incorporated by reference into this prospectus are 001-34945. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•                  our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, as filed with the SEC on May 1, 2013; and

•                  the description of our common stock set forth in our registration statement filed on Form 8-A/A pursuant to Section 12 of the Exchange Act with the SEC on December 5, 2012, and any amendment or report filed for the purpose of updating that description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Chief Financial Officer at Triangle Petroleum Corporation, 1200 17th Street, Suite 2600, Denver, Colorado 80202 or by calling us at (303) 260-7125.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, any proceeds from the sale of these shares of our common stock will be received by the selling stockholders for their own account, and we will not receive any proceeds from the sale of any of the shares of our common stock offered by this prospectus.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. The following summary of our common stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the “DGCL”, our certificate of incorporation, or our “charter”, and our bylaws.

General

We are authorized to issue up to 140,000,000 shares of common stock with a par value of $0.00001. As of May 1, 2013, we had 56,416,854 shares of outstanding common stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock will not have the right to cumulate votes in elections of directors. As a result, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Liquidation Rights

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to share ratably in our assets which are legally available for distribution after payment of all debts and other liabilities.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights

Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that holders of our common stock will have paid their purchase price in full and we may not require them to pay additional funds.

Business Combinations

Under the DGCL the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate or articles of incorporation, as the case may be, provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation’s assets to be consummated. Our charter does not provide for a required vote that is different than is required in its respective jurisdiction.

State Takeover Legislation

DGCL Section 203 (the “Delaware Business Combination Law”), in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

•                  prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

•                  at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof, a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the Company of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.

In general, and subject to certain exceptions, an “interested stockholder” is any person who is the owner of 15% or more of the outstanding voting stock of the corporation, an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at anytime within three years immediately prior to the relevant date, or the affiliates and associates of such person. The term “owner” is broadly defined to include any person that individually or with or through such person’s affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

The restrictions of the Delaware Business Combination Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have not opted out of the Delaware Business Combination Law.

Appraisal or Dissenter’s Rights

Under the DGCL, except as otherwise provided by the DGCL, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

•                  listed on a national securities exchange; or

•                  held of record by more than 2,000 stockholders;

and, in each case, the consideration such stockholders receive for their shares in a merger or consolidation consists solely of:

•                  shares of stock of the corporation surviving or resulting from such merger or consolidation;

•                  shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•                  cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

•                  any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

Amendments to Charter

Under the DGCL, unless a corporation’s certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon. Our charter does not require a greater vote. The approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required under the DGCL to approve a proposed amendment to a corporation’s certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class (except as provided in the last sentence of this paragraph), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of stock does not differ from its adverse effect on the powers, preferences or special rights of any other series of stock would not entitle such series to vote as a class separately from the other series of stock. The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of such class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment thereto that created such class of stock or that was adopted prior to the issuance of any shares of such class, or in an amendment authorized by a majority vote of the holders of shares of such class. Our charter does not include any provision requiring greater than a majority of votes to amend our charter, other than provisions relating to (i) amending the bylaws; (ii) removing directors from office; (iii) stockholder action by written consent; (iv) calling a special meeting of stockholders; (v) the number of directors fixed by the bylaws; or (vi) amending the charter, each of which requires approval by 66 2/3% of the voting power of the shares entitled to vote in connection with the election of directors.

Amendments to Bylaws

Under the DGCL, the power to adopt, alter and repeal bylaws of a corporation is vested in its stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in our board of directors or the bylaws state otherwise. Both our charter and our bylaws may be altered or amended by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote in connection with the election of directors.

Stockholder Action

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than a majority of the voting power or the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. Our charter provides that stockholder action by written consent can only be taken if the consent is signed by all the holders of our outstanding common stock entitled to vote thereon.

Under the DGCL, directors of a corporation are generally elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholders’ meeting at which a quorum is present. Our bylaws provide that a nominee for director may be elected to our board of directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (commonly referred to as “majority voting”), except where the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the votes cast. We have also adopted a policy requiring incumbent directors who do not receive a majority vote in an uncontested election (i.e., where the number of nominees is the same as the number of directors to be elected) to tender his or her resignation to the Nominating and Corporate Governance Committee, which will then make a recommendation to our entire board of directors as to whether to accept or reject the resignation based on factors deemed relevant by the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director (including, for example, whether the director serves on the audit committee of our board of directors as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the director’s resignation from our board of directors would be in the best interests of the company and its stockholders. A copy of the form of director resignation policy is attached as Annex D to our Definitive Proxy Statement filed with the SEC on October 15, 2012.

With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the statute or the corporation’s certificate of incorporation, if a quorum exists, action on any matter is generally approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the DGCL.

Our bylaws provide that matters brought before the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such matter, voting as a single class.

Quorum

Our bylaws provide that one-third of the outstanding shares, present in person or represented by proxy, will constitute a quorum at the meeting.

Nomination Procedures and Stockholder Proposals

Our bylaws require that nominations (other than by our board of directors or a nominating committee) for the election of directors at a meeting of stockholders must be made by written notice, delivered or mailed by us first class mail not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Special Stockholder Meetings

The DGCL provides that a special meeting of stockholders may be called by our board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws. Our charter and bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, the President, the Secretary or any Assistant Secretary and shall be called by any such officer at the request in writing of our board of directors or a committee designated by our board of directors. Our charter specifically denies stockholders the ability to call a special meeting of stockholders. The DGCL and our bylaws require that a notice of stockholders meeting be delivered to stockholders not less than ten days or more than 60 days before the meeting. The notice must state the place, if any, day and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date of determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting and the purpose for which the meeting is called.

Size of Our Board of Directors; No Classification of Our Board of Directors

The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The DGCL permits the certificate of incorporation of a corporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. Our charter and our bylaws do not provide for a classified board. The DGCL also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for such terms and have such voting powers as are stated in the certificate of incorporation, and the terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors. No such provisions are contained in our charter. Our bylaws provide for a board of directors of not less than three nor more than fifteen members, to be elected for a one-year term. Within this range, the exact number of directors may be fixed from time to time by resolution of our board of directors.

Removal of Directors

Unless the certificate of incorporation provides otherwise, the DGCL provides that a director or directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that members of a classified board of directors may be removed only for cause. Our charter provides that any director or the entire board of directors may be removed from office only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors.

Vacancies

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Our bylaws provide that any vacancies on our board of directors caused by death, resignation, removal or otherwise and newly created directorships resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Our bylaws also provide that any directors chosen to fill a vacancy on our board of directors or newly created directorships will serve for the remainder of the full term of the class for which such director was chosen and until his successor shall be duly elected and shall have qualified.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing

Our common stock is currently quoted on the NYSE MKT under the symbol “TPLM.”

SELLING STOCKHOLDERS

The following table presents, as of May 1, 2013, the number of shares of our common stock beneficially owned by the selling stockholders and the number of shares of our common stock offered by the selling stockholders under this prospectus. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus. In preparing the table below we have assumed that the selling stockholders will sell all of the shares of our common stock covered by this prospectus.

On December 28, 2012, we entered into a Purchase and Sale Agreement to purchase from DCF Partners, L.P., a Delaware limited partnership (“DCF”), 3,500,000 Series A Units of RockPile, which was our 83.33% held pressure pumping subsidiary prior to entering into the Purchase and Sale Agreement. We purchased the 3,500,000 Series A Units of RockPile in return for the issuance to DCF of 1,900,000 shares of our common stock and $609,000 in cash.  Concurrently with the closing of the purchase from DCF of 3,500,000 Series A Units of RockPile, we closed a second Purchase and Sale Agreement with SourceRock, L.L.C., a Louisiana limited liability company (“SourceRock”), to purchase 500,000 Series A Units of RockPile in return for the issuance of 285,715 shares of our common stock.  As a result of these transactions, we hold all of the outstanding Series A Units of RockPile.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. The percentages of beneficial ownership set forth below are based on 56,416,854 shares of our common stock outstanding on May 1, 2013. Information below with respect to each selling stockholder’s beneficial ownership has been furnished by such selling stockholder.

None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us, other than the selling stockholders’ minority interest in RockPile and DCF’s non-controlling seat on the RockPile Board of Managers, which was terminated on December 28, 2012 upon the sale of DCF’s interest in RockPile.

	Shares Beneficially Owned Prior to Offering			Shares Registered	Shares Beneficially Owned After Offering(1)
Selling Stockholder	Number		%(2)	Hereby	Number	%(2)
DCF Partners, L.P.(3)	1,969,248	(4)	3.49%	1,900,000	69,248	*
SourceRock, L.L.C.(5)	285,715		*	285,715	—	—

*                 Less than 1%

(1)         Assumes that the Selling Stockholders will sell all of the shares of common stock offered pursuant to this prospectus. We cannot assure you that the Selling Stockholders will sell all or any of these shares.

(2)         The percentage of beneficial ownership of the shares of our common stock is based on the number of shares deemed to be beneficially owned by each selling stockholder on May 1, 2013 divided by 56,416,854 shares of our common stock outstanding as of May 1, 2013. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes shares as to which the shareholder has sole or shared voting power or investment power and also any shares that the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right.

(3)         DCF Advisers, LLC, a Delaware limited liability company, is the general partner of DCF.  David Floren, as the managing member of DCF Advisers, LLC, has voting and investment control of the shares held by the selling stockholder. DCF’s address is 73 Arch Street, Greenwich, CT 06830.

(4)         In addition to the 1,900,000 shares registered hereby, the two members of the general partner of DCF Partners, L.P. directly hold an aggregate of 14,692 shares of the Company’s common stock and have trading authority over an additional aggregate 54,556 shares of the Company’s common stock.

(5)         Joshua C. Cummings is the manager and sole member of SourceRock. SourceRock’s address is 639 Loyola Ave., Suite 2775, New Orleans, LA 70113.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to all of the shares of our common stock held by each such selling stockholder as set forth under “Selling Stockholders.” The selling stockholders may sell shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the NYSE MKT, or such other national securities exchange or automated interdealer quotation system on which the shares of our common stock are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, hedging transactions, or in transactions in which shares may be delivered in connection with issuance of securities by issuers other than the selling stockholders that are exchangeable for or payable in such shares, distributions to beneficiaries of the selling stockholders or a combination of such methods of sale or by any other legally available means, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. None of the selling stockholders have advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of our common stock offered hereby, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.

The selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions who may resell the securities offered hereby pursuant to this prospectus (as supplemented or amended to reflect the transaction).

If shares of our common stock are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Depending upon the circumstances of any sale hereunder, any underwriter or broker-dealer who acts in connection with the sale of shares of our common stock hereunder may be deemed to be “underwriters,” within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

The anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to sales by the selling stockholders in the market.

In order to comply with the securities laws of certain jurisdictions, the common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common stock offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

We have agreed to pay all expenses in connection with the registration of the shares of our common stock being offered hereby. Selling stockholders are responsible for paying broker’s commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of selling stockholders’ counsel. We have agreed to indemnify the selling stockholders against certain liabilities and expenses relating to the accuracy of our representations and warranties in the purchase and sale agreement, including representations concerning certain information incorporated by reference in this prospectus, which may include liabilities under the Securities Act. We or the selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares of our common stock involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or the FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas, will provide opinions regarding the validity of our common stock and may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Triangle Petroleum Corporation and subsidiaries as of January 31, 2013 and 2012, and the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP United States, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the January 31, 2013 financial statements refers to a change in the fiscal year end for Rockpile Energy Services LLC, a consolidated subsidiary.  The audit report on the effectiveness of internal control over financial reporting as of January 31, 2013, expresses an opinion that Triangle Petroleum Corporation did not maintain effective internal control over financial reporting as of January 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective controls related to the identification of proper accounting of contractual service income that resulted in a restatement of the Company’s unaudited interim financial statements for the three months ended October 31, 2012, has been identified and included in management’s assessment.

The consolidated financial statements of Triangle Petroleum Corporation and subsidiaries as of January 31, 2011, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP Canada, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information contained in the documents we incorporate by reference in this prospectus with respect to the oil and natural gas reserves associated with our oil and natural gas prospects is derived from the reports of Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, LP, each an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

Triangle Petroleum Corporation

PROSPECTUS